Exhibit 99.1
Perimeter Solutions Announces Proposed Offering of $550 Million Senior Secured Notes

December 15, 2025

Clayton, Missouri, December 15, 2025 – Perimeter Solutions, Inc. (NYSE: PRM) (“Perimeter,” “Perimeter Solutions,” or the “Company”), today announced that its indirect subsidiary, Perimeter Holdings, LLC (“Perimeter Holdings”), intends to offer, subject to market and other conditions, $550.0 million aggregate principal amount of senior secured notes due 2034 (the “Notes”). The Notes will be fully and unconditionally guaranteed on a senior secured basis, jointly and severally, by Perimeter Intermediate, LLC (“Perimeter Intermediate”), the direct parent of Perimeter Holdings, and, subject to certain exclusions, all of Perimeter Holdings’ existing or future restricted subsidiaries that guarantee Perimeter Holdings’ revolving credit facility. The Notes will be secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereafter acquired property and assets of Perimeter Holdings and the guarantors, which also constitutes collateral securing indebtedness under Perimeter Holdings’ revolving credit facility.

Perimeter Holdings intends to use the net proceeds from the offering, together with cash on hand, to pay the cash consideration for the previously announced acquisition of Medical Manufacturing Technologies LLC (“MMT”) and to pay related fees and expenses.

In the event that (i) the acquisition of MMT is not consummated on or prior to September 9, 2026, (ii) Perimeter Holdings notifies the trustee of the Notes that it will not pursue the acquisition of MMT or (iii) Perimeter Holdings terminates the MMT purchase agreement without consummating the acquisition of MMT, Perimeter Holdings will be obligated to redeem the Notes.

Prior to the closing of the Notes offering, Perimeter Holdings expects to amend and restate its existing revolving credit facility to, among other things, increase the aggregate principal amount to up to $200.0 million and extend the maturity date. There can be no assurance that the amendment to the existing revolving credit facility will happen on the foregoing terms or at all.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in outside the United States pursuant to Regulation S under the Securities Act.

The information contained herein is provided for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-looking Information

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

SOURCE: Perimeter Solutions, Inc.

CONTACT: ir@perimeter-solutions.com